Exhibit 99.18

To
BLUE SKYE (LUX) S.À R.L.
26, rue Philippe II,
L-2340, Luxembourg
Attention: Lorenzo Patrassi
Telefax: +352 2673 8432;

with copy to:

Ashurst
Via Sant’Orsola no. 3
20123 - Milan
(Italy)
Attention: Mark Sperotto
Telefax: + 39 02 854231

Simpsonville (SC), 9 August 2007

Dear Sirs,

Further to our recent understandings, we hereby propose to enter into this side agreement in connection with the sale and purchase of the entire corporate capital of Arcotronics Italia S.p.A. with you on the terms and conditions set forth in the proposal attached.

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SIDE AGREEMENT

This Side Agreement (hereinafter referred to as the “Agreement”) is entered into this 10th day of August 2007 by and between

BLUE SKYE (LUX) S.À R.L., a company duly incorporated under the laws of Luxembourg, registration number at the Companies’ Register of Luxembourg (Registre de Commerce et des Sociétés) no. B 111 951, whose registered office is at 26, rue Philippe II, L-2340, Luxembourg, acting by its manager, Mr. Lorenzo Patrassi, duly empowered by virtue of board of directors’ resolution dated 9 August 2007 (hereinafter referred to as the “Seller”);

and

KEMET Electronics Corporation, a company duly incorporated under the laws of Delaware, whose registered office is at 2835 Kemet Way, Simpsonville, South Carolina 29681, USA, acting by its Chief Executive Officer, Mr. Per Loof, duly empowered by virtue of board of directors’ resolution dated 9 August 2007 (hereinafter referred to as the “Buyer”);

(the Seller and the Buyer are hereinafter, collectively, referred to as the “Parties” and each a “Party”).

RECITALS

(A)                 on the date hereof the Seller and the Buyer executed a sale and purchase agreement and the related documents (hereinafter, the “Sale and Purchase Agreement”) providing for, among others, the sale to the Buyer of no. 45,906,700 ordinary shares representing the entire issued and outstanding stock capital of Arcotronics Italia S.p.A. (the “Company”), a joint stock company (societa per azioni) existing and incorporated under the laws of Italy, whose registered office is at Via S. Lorenzo no. 19, in Sasso Marconi (Bologna – Italy), tax code and registration number at the Companies’ Register of Bologna: 03762091001 (the transaction indicated in this Recital A hereinafter, the “Transaction”);

(B)                   words and expressions defined in the Sale and Purchase Agreement shall bear the same meaning when used in this Agreement unless otherwise defined herein;

NOW THEREFORE, in consideration of the premises herein contained, the Parties, intending to be legally bound, hereby agree and covenant as follows:

1.                          For the purposes of this Agreement the following definitions shall have the meaning set forth herein below:

“Pegaso”:

shall mean Pegaso Finance S.à r.l., a company incorporated under the laws of Luxembourg, having its registered office in 19/21, Boulevard du Prince Henri, L-1724, Luxembourg, registration at the Luxembourg Companies’ Register (Registre de Commerce et des Sociétés) no. B 119 008;

“Pegaso Loans”:	shall mean the loans granted by Pegaso to the Company in accordance with Sections 3 and 4 of the Convenzione Bancaria;

“Pegaso Mortgage”:	shall mean, collectively, the mortgages granted over the Mortgaged Properties in order to secure the payment of the Pegaso Loans in accordance with Section 4.2.9 of the Convenzione Bancaria;

“Pegaso Pledge”:	shall mean, collectively, the pledges granted in order to secure the payment of the Pegaso Loans in accordance with Sections 3.2.5 and 4.2.9 of the Convenzione Bancaria.

2.                          The definition of “COC Guarantees” in the Sale and Purchase Agreement shall be read as expressly excluding the Pegaso Mortgage and the Pegaso Pledge.

3.                          The definition of “COC Loans” in the Sale and Purchase Agreement shall be read as expressly excluding the Pegaso Loans.

4.                          The representation and/or warranty given by the Seller under Sections 2.1 and 5.1, paragraph (d), of the Sale and Purchase Agreement that the Shares, on the Closing Date, are free of any Encumbrances shall be read as meaning that it is given with express exclusion of the Pegaso Pledge, that will continue to be existing over the Shares as at and after the Closing Date.

5.                          The representation given by the Seller under Section 5.1 (d) of the Share Purchase Agreement that the Buyer, on the Closing Date, will obtain full legal title and beneficial ownership of the Shares free and clear of any Encumbrances shall be read as meaning that it is given with express exclusion of the Pegaso Pledge.

6.                          The representation given by the Seller under Section 5.1, paragraph (f) of the Sale and Purchase Agreement that the shares or quotas, as the case may be, representing the corporate capital of each Subsidiary, on the Closing Date, are free of any Encumbrances shall be read as meaning that it is given with express exclusion of the Pegaso Pledge, that will continue to be existing over such shares/quotas as at and after the Closing Date.

7.                          The representation given by the Seller under Section 5.1, paragraph (h), of the Sale and Purchase Agreement that, save as provided for in the Convenzione Bancaria, neither the execution by the Seller of the Contractual Documents nor the consummation of the transactions contemplated therein will cause or give rise to the creation or imposition of any Encumbrance on the Shares and/or any shares or quotas, as applicable, of any Subsidiary, shall be read as meaning that it is given with express exclusion of the Pegaso Pledge.

8.                          The representation given by the Seller under Section 5.1, paragraph (o), of the Sale and Purchase Agreement that the Group has good title to all the Properties shall be read as meaning that it is given with express exclusion of the Pegaso Mortgage, that will be existing over the Properties as at and after the Closing Date.

9.                          The action referred to in Section 4.2, paragraph (k), of the Sale and Purchase Agreement, setting forth the obligation of the Parties to procure the delivery of the Waiver Letter by the lending banks under the COC Loans shall be read as meaning that, without prejudice to the undertakings of the Parties referred to in Section 2.7, paragraphs (a) and (c), of the Sale and Purchase Agreement, the obligation under Section 4.2, paragraph (k) of the Sale and Purchase Agreement shall be considered satisfied (even for the purposes of Section 4.4 of the Sale and Purchase Agreement) if the Parties obtain a Waiver Letter from each of the lending banks in favour of which any mortgages (lpoteche) have been granted in accordance with the Convenzione Bancaria.

10.                    The Parties expressly agree and covenant that this Agreement, save for what otherwise expressly provided herein, shall in no case or event be construed as superseding, amending, terminating, or constituting a novation of, the Sale and Purchase Agreement and of the rights and obligations of the Parties thereto.

11.                       The provisions of Sections 10.1 (Confidentiality), 10.2, point (ii) (Changes in Writing), 10.3 (Assignment Prohibited), 10.4 (Notices), 10.5 (Domicile), 10.6 (Language) and 11 (Law - Jurisdiction) of the Sale and Purchase Agreement shall apply, mutatis mutandis, to this Agreement.

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Should the proposal reflect the spirit and the substance of our negotiations and understanding, we ask you to return a copy to us, duly signed as a sign of your unconditional and full acceptance of all the terms and provisions of the attached side agreement.

Yours faithfully,

KEMET Electronics Corporation

Per Loof – Chief Executive Officer